Exhibit 10.14

December 22, 2023

Dear Juan Navarro:

This letter will set forth the terms of your employment with Entravision Communications Corporation (“Entravision”) as the Executive Vice President Local Sales (Tier 2 Markets), effective as of January 1, 2024.

1. Compensation.

A.
Effective January 1, 2024, your compensation will be comprised of a base salary at an annual rate of $273,181.75 (your “Annual Base Salary”), payable in accordance with Entravision’s normal payroll practices, and subject to standard withholdings.

B.
You will be eligible to receive discretionary bonus compensation as set forth on Exhibit A.

During your employment, Entravision may, in its sole and absolute discretion at any time, establish, add to, change, delete and/or modify your revenue budget goals or any other compensation term applicable to your employment at any time, even if such charges have the net effect of reducing or eliminating any discretionary bonus or other compensation for which you otherwise may have been eligible hereunder. Entravision also may, in its sole and absolute discretion, exclude any revenue categories (for example, political or census advertising, trade revenue, etc.) from any bonus criteria or calculations or determine the criteria applicable to, and calculate, any write-offs, deductions or add-backs related to bad debt or uncollected accounts. Entravision also may, in its sole and absolute discretion at any time, establish or modify any criteria related to the granting of discretionary bonuses or to determine whether any bonus eligibility has been met, the timing of any bonus payment or any proration for partial time periods during which you are employed by Entravision. Discretionary bonus eligibility will generally be determined by Entravision as soon as practicable following the last date of the applicable period. It is a condition of eligibility for any discretionary bonus compensation that you remain employed with Entravision through the entire period applicable to any discretionary bonus, and you will not be eligible for or entitled to any discretionary bonus compensation unless you are employed by Entravision on the last day of the period applicable to such discretionary bonus.

2. Expenses.

(a) Entravision will reimburse you for all necessary and reasonable expenses that are incurred by you as a direct consequence of performing your job duties, including but not limited to those specifically addressed in this section. You must submit applicable documentation required by Entravision to support all reimbursement requests, in accordance with Entravision’s applicable policies.

(b) With respect to automobile-related expenses, you will be paid at the applicable IRS mileage reimbursement rate for miles driven by you as a direct consequence of performing your job duties (other than commuting to and from work).

(c) With respect to cellular phone expenses, Entravision will reimburse all necessary and reasonable business cellular phone expenses as a direct consequence of performing your job duties, upon prior management approval (and your submission of documentation acceptable to Entravision, and otherwise subject to Entravision’s applicable policies and procedures); provided, that any such expenses incurred by you up to $100.00 per month do not require prior management approval.

3. Employee Benefits. You will have the opportunity to participate in the benefit programs and plans established by Entravision from time to time for the benefit of its employees generally and for which you are eligible under the terms of such benefits. All employee benefits are subject to change without notice at the sole discretion of Entravision.

4. Employee Handbook and Covenants Agreements. You are required, as a condition to and in consideration of employment, and continued employment, with Entravision and the employment terms offered to you in this letter, to sign and acknowledge receipt of Entravision’s Employee Handbook and your agreement to comply with Entravision’s employment policies as well as Entravision’s agreements applicable confidentiality, non-solicitation and other employment covenants.

5. Certain Employment Conditions. Employment with Entravision is “at-will”, meaning that either Entravision or you may terminate your employment at any time for any reason whatsoever or for no reason, with or without notice. This letter merely sets forth certain terms of your employment with Entravision, for such time as you are employed by Entravision, and shall not be considered as entitlement to continued employment or employment for any particular time period. Entravision may amend its employment policies and procedures, and may modify or terminate this letter, at any time in its sole discretion. If your employment with Entravision is terminated at any time, you will be entitled to receive only such compensation earned through the date of termination.

6. Severance and General Release.

(a) If your employment is terminated by Entravision for any reason, other than for Cause, Entravision agrees to provide you with a gross sum equal to one (1) week of your then current rate of pay for each twelve (12) entire calendar months of employment completed with Entravision, not to exceed a total of twelve (12) weeks of pay under any circumstances, less applicable withholdings (“Severance”), provided that you: (i) agree to the General Release set forth below in Section 6(b); (ii) sign and agree to a general release similar in substance to the General Release set forth below in Section 6(b) on a periodic basis during your employment with Entravision as requested by the Company (for example, in connection with an annual compensation letter); (iii) do not voluntarily terminate your employment prior to your employment termination date; and (iv) sign and agree to the General Release following your termination of employment by Entravision without Cause. As used herein the term “Cause” means termination of your employment by Entravision for any of the following reasons: if you (i) engage in an act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) commit a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) breach this Agreement or the Employee Covenants Agreement; (iv) refuse to implement or follow a lawful policy or directive of Entravision; or (v) violate any Entravision rule, regulation, policy or procedure, including but not limited to those set forth in Entravision’s Employee Handbook as then in effect. You agree that absent this Agreement and compliance with the terms set forth in this Section 6(a), you have no right to receive any portion of the Severance, and the Severance constitutes valid consideration for agreement to the General Releases as required as a condition to receipt of the Severance. Nothing in this Section 6(a) changes or alters your at-will employment as described in Section 5.

(b) You hereby represent that you do not believe that you have any legal claims against Entravision relating to your employment, including but not limited to claims for breach of contract, discrimination, harassment, retaliation, unpaid wages, violation of any provision of the California Labor

Code, or violation of any federal or state statute. Entravision likewise denies that any such claims exist. Nevertheless, to avoid any future disputes regarding such issues, in exchange for the offer of Severance set forth in Section 6(a), you, for yourself and for each of your past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, employees, predecessors, affiliates, successors, insurers, and representatives (“Releasors”), hereby releases and discharges Entravision and its respective past and present agents, assigns, transferees, attorneys, administrators, officers, directors, stockholders, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims arising out of or relating to your employment with Entravision and/or any other occurrence, up to and including the date of this General Release. This release is intended to be interpreted broadly and is intended to include, without limitation, all common law claims (including but not limited to: breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud), as well as any statutory claims (including but not limited to claims arising under: Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq., as well as claims under any laws of the State of California, or any other claim whatsoever arising out of your employment, other than those that cannot be released as a matter of law. This release shall not be interpreted to require you to waive or release your right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”), or to prevent, impede or interfere with your right to provide information to Government Agencies regarding possible legal violations without prior notice to the Company, engage in any activities protected by whistleblower statutes administered by any Government Agency or to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a Government Agency. This release also does not apply to any lawsuit brought to challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”), to enforce the terms of this Agreement, or for claims that arise under the ADEA after the effective date of the release. You further understand that nothing in this General Release prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

You specifically waive all the benefits and rights granted by California Civil Code section 1542 or any other similar applicable provision. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.

You and Entravision represent and warrant that they are not relying, and have not relied, on any representations or statements, verbal or written, made by any other with regard to the Release, except as expressly provided herein, and you voluntarily agree to the terms set forth in the Release (all of the provisions in this Section 6(b) are collectively referred to as the “General Release”).

7. Miscellaneous. In performing your duties, you agree to abide by all applicable federal, state and local laws, as well as Entravision’s rules, regulations and policies, as may be in effect from time to time. Entravision may amend its employment policies and procedures, and may modify or terminate this letter, at any time in its sole discretion. This letter (together with applicable additional employment agreements such as those related to arbitration, confidentiality, non-solicitation and other employment covenants) constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous, express or implied, written or oral agreements, representations and conditions between the parties with respect thereto. This letter may not be amended or modified except by a writing signed by Entravision. This letter will be governed by, construed and enforced in accordance with the laws of the State of California, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. If any provision hereof is found to be invalid or unenforceable by any court, the remaining provisions hereof will remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this letter. This letter may be executed in counterpart originals, may be signed by electronic signature and exchanged by facsimile, e-mail or other electronic form, with the same legal effect as if all signatures had appeared in original handwriting on the same physical document.

Please acknowledge the terms set forth in this letter by signing and dating in the designated spaces below. We look forward to your contributions to Entravision’s success. Please let me know if you have any questions. You acknowledge that you are hereby advised to seek legal advice as to your rights and responsibilities under this letter and you have availed yourself of the advice of counsel to the extent you wish to do so. You further acknowledge that you have carefully read this letter, and that you understand its terms.

Sincerely,

/s/ Karl Alonso Meyer

Karl Alonso Meyer

Chief Revenue Officer

I HAVE REVIEWED THIS LETTER, I UNDERSTAND ITS CONTENTS AND VOLUNTARILY AGREE TO ACCEPT THE TERMS SET FORTH HEREIN.

/s/ Juan Navarro
Name: Juan Navarro